Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Unitholders of Valero Energy Partners LP and
the Board of Directors of Valero Energy Partners GP LLC

We consent to the incorporation by reference in the registration statements (Registration No. 333-193348) on Form S-8 and (Registration No. 333-208052 and 333-213305) on Form S-3 of Valero Energy Partners LP of our report dated September 16, 2016, with respect to the consolidated balance sheets of Valero Energy Partners LP and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2015 included in Exhibit 99.3 to this Current Report on Form 8-K of Valero Energy Partners LP.

/s/ KPMG LLP

San Antonio, Texas
November 8, 2016